Exhibit 99.1

News Release

Contact: Bethany Mancini, Corporate Communications, (615) 269-8175

HEALTHCARE REALTY TRUST ANNOUNCES PUBLIC OFFERING
OF COMMON STOCK

     NASHVILLE, Tennessee July 19, 2004 — Healthcare Realty Trust Incorporated (NYSE:HR) announced today that on July 20, 2004, it will begin a public offering of approximately 3,500,000 shares of the Company’s common stock. As part of the offering, the Company also intends to grant its underwriters an option to purchase up to an additional 525,000 shares to cover over-allotments. The proceeds of the offering will be used to fund the Company’s build-to-suit construction and investment commitments, repay indebtedness under the Company’s Unsecured Credit Facility due 2006 and for general corporate purposes.

     Legg Mason Wood Walker, Incorporated is acting as underwriter and sole book-running manager for the offering, with A.G. Edwards and Wachovia Securities also serving as underwriters and co-managers. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from Legg Mason Wood Walker, Incorporated, Attention: Syndicate Department, 100 Light Street, Baltimore, Maryland, 21202.

     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of March 31, 2004, the Company had investments of approximately $1.7 billion in 228 real estate properties or mortgages, totaling approximately 11.8 million square feet. The Company’s portfolio was comprised of six major facility types, located in 30 states. The Company provided property management services to approximately 5.2 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2003. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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